Exhibit g


                                CUSTODY AGREEMENT

This agreement (the "Agreement") is entered into as of the 20th day of June, 2005, by and between The NorthQuest Capital Fund, Inc. (the "Corporation"), a corporation organized under the laws of the State of New Jersey and having of-fice at 16 Rimwood Lane, Colts Neck, NJ 07722 acting for and on behalf of The NorthQuest Capital Fund, Inc. (the "Fund"), which is operated and maintained by the Corporation for the benefit of the holders of shares of each Fund, and Charles Schwab & Company, Inc. (the "Intermediary Custodian"), having an office and place of business at 70 White Street, Red Bank, NJ 07701.
   Whereas, the Fund and the Intermediary Custodian desire to enter into this Agreement to provide for the custody and safekeeping of the assets of the Fund as required by the Investment Company Act of 1940, as amended (the "Act").
   Whereas, the Fund hereby appoints the Intermediary Custodian as custodian of designated Fund securities and moneys at any time owned by the Fund during the term of the Agreement (the "Fund's Assets").
   Whereas, the Intermediary Custodian hereby accepts such appointment as Inter-mediary Custodian and agrees to perform the duties thereof as hereinafter set forth.
   Therefore, in consideration of the mutual promises hereinafter set forth, the Fund and Intermediary Custodian agree as follows:


                                    ARTICLE I
                              Custody of Fund Assets
                              ----------------------

A. The Intermediary Custodian shall open and maintain a separate brokerage ac-count or accounts in the United States in the name of the Fund and shall hold cash received by it or for the account in accordance with Rule 17f-4 under the Investment Company Act of 1940. Moneys held by the Intermediary Custodian on behalf of the Fund may be deposited by the Intermediary Custodian to its credit as Intermediary Custodian in a Money Market account of the Intermedi-ary Custodian. Such moneys will be deposited by the Intermediary Custodian in its capacity as such, and shall be withdrawable by the Intermediary Custodian only in such capacity.

B. The Intermediary Custodian shall hold all securities delivered to it in safekeeping in a separate brokerage account or accounts maintained at Charles Schwab & Company, Inc. for the benefit of the Fund.

C. Fund securities which are issued or issuable only in bearer form, shall be held by the Intermediary Custodian in that form; all other securities held for the Fund shall be registered in street name at the Intermediary Custodian and maintained in bookkeeping entry by a "securities depository" which is a "clearing corporation" that is registered with the Securities and Exchange Commission as a clearing agency, or a Federal Reserve Bank or other person authorized to operate the federal book-entry system for U.S. Treasury securi-ties.

D. The Intermediary Custodian shall not be affiliated with the Fund.

E. The Intermediary Custodian shall exercise due care in accordance with resson-able commercial standards in discharging its duty as a securities intermedi-ary to obtain and thereafter maintain such financial assets.

F. The Intermediary Custodian shall provide promptly, upon request by the Fund, such reports as are available concerning internal accounting controls and financial strength of Intermediary Custodian.
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                                   ARTICLE II
                         Purchase and Sale of Securities
                         -------------------------------

A. The Fund's purchases and sales of securities will be conducted according to those brokerage services offered by the Intermediary Custodian. The Intermed-iary shall treat all records and other information relating to the Fund, the Fund's portfolio securites and the Fund assets as confidential and shall not disclose any such records or information to any person unless (i) the Fund consented thereto in writing or (ii) such disclosure is required by law. The Intermediary Custodian also has an obligation not to use this information for trading purposes.

                                  ARTICLE III
                                  Termination
                                  -----------

A. Either of the parties hereto may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than (90) days after the date of giving of such notice.

                                   ARTICLE IV
                                  Miscellaneous
                                  -------------

A. The obligation set forth in this Agreement as having been made by the Fund have been made by the Board of Directors, acting as such Directors for and on the behalf of the Fund, pursuant to the authority vested in them under laws of the State of New jersey, Articles of Incorporation and the By-Laws of the Fund. This Agreement has been executed by the Officers, and not individually, and the obligations contained herein are not binding upon any Directors, Officers, agents or holders of shares, personally, but bind only the Fund.

B. This Agreement may not amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agree-ment, and authorized and approved by a resolution of the Board of Directors of the Fund.

C. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assign; provided, however, that this Agreement shall not be assignable by the Fund or by the Intermediary Custo-dian, and no attempted assignment by the Fund or the Intermediary Custodian shall be effective without the written consent of the other party hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be Exe-cuted by their respective Officers, thereunto duly authorized as of the day and year first above written.


   NorthQuest Capital Fund, Inc.              Charles Schwab & Company, Inc.

     /s/ Peter J. Lencki                         /s/ Julie Defina
         ---------------                             ------------
         Peter J. Lencki                             Julie Defina
         President                                   Financial Consultant
         06/20/05                                    06/14/05


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